Exhibit 10.5
MOTIVE TECHNOLOGIES, INC.
December 22, 2025
Shoaib Makani
via email
RE: Continued Employment with Motive Technologies, Inc.
Dear Shoaib:
This letter agreement sets forth the terms of your continued employment with Motive Technologies, Inc. (the “Company”). This letter agreement is effective as of the closing of the sale of shares of the Company’s common stock to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission. The terms of your offer and the benefits currently provided by the Company are as set forth in this letter agreement.
You will continue to work in the role of Chief Executive Officer, reporting to the Company’s Board of Directors.
1.    Cash Compensation. Your position will be exempt, and the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. You will also be eligible to receive variable compensation in accordance with the Company’s annual bonus program or sales compensation plan in effect from time to time. To receive payment of any annual bonus earned, you must remain employed with the Company on the date the annual bonus is paid. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs of the Company may require.
2.    Equity Awards. You currently hold Company equity grants. Nothing in this letter agreement will amend or affect the terms of such equity awards, which will remain subject to the applicable equity incentive plan and to the equity agreements entered into between you and the Company. You will be eligible for future discretionary equity grants at the sole discretion of the Company’s Board of Directors.
3.    Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice.
4.    Termination Benefits. You will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated on or about the date of this letter agreement.
5.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the at-will employment, employee invention assignment, confidentiality and arbitration agreement or any comparable agreement entered by and between you and the Company.
6.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
7.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and other applicable corporate policies. The Company is an equal opportunity employer.
9.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.
10.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
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This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter agreement (other than the Severance Agreement).

Very truly yours,

MOTIVE TECHNOLOGIES, INC.

/s/ Shu White
By: Shu White
Chief Legal Officer and Head of People

ACCEPTED AND AGREED:

Shoaib Makani

/s/ Shoaib Makani
Signature

12/22/2025
Date